Exhibit 99.1

Novocure Announces Clinical Trial Collaboration with MSD to Evaluate Tumor Treating Fields Together with KEYTRUDA® (pembrolizumab) in Non-Small Cell Lung Cancer

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today announced it has entered into a clinical trial collaboration agreement with MSD (a tradename of Merck & Co., Inc.), through a subsidiary, to develop Tumor Treating Fields together with MSD’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) for treatment of non-small cell lung cancer (NSCLC). Novocure’s Tumor Treating Fields use electric fields tuned to specific frequencies to disrupt cell division, inhibiting tumor growth and causing cancer cells to die.

The two companies plan to conduct a phase 2 pilot study of Tumor Treating Fields concomitant with KEYTRUDA for first-line treatment of intrathoracic advanced or metastatic, PD-L1 positive NSCLC. The study is designed to enroll approximately 66 patients in the United States and is expected to begin in the second half of 2020. Objective response rate (ORR) is the primary endpoint of the study. Secondary endpoints include overall survival, progression free survival (PFS), PFS at six months, one-year survival rate, duration of response, disease control rate at 18 weeks and safety.

“We are very pleased to collaborate with MSD, a global leader in oncology, in this important combination study as we strive to extend survival in some of the most aggressive forms of cancer through the development and commercialization of Tumor Treating Fields,” said William Doyle, Novocure’s Executive Chairman. “Multiple preclinical studies suggest that the use of Tumor Treating Fields together with anti-PD-1 therapy can potentially augment the immune response resulting in improved tumor control. We look forward to generating clinical data demonstrating the effect of Tumor Treating Fields concurrent with KEYTRUDA in first-line NSCLC.”

About Lung Cancer
Lung cancer, which forms in the tissues of the lungs, usually within cells lining the air passages, is the leading cause of cancer death worldwide. Each year, more people die from lung cancer than from colon and breast cancers combined. The two main types of lung cancer are non-small cell and small cell. Non-small cell lung cancer (NSCLC) is the most common type of lung cancer, accounting for about 85 percent of all cases. The five-year survival rate for patients diagnosed in the U.S. with NSCLC is approximately 24 percent.

About Tumor Treating Fields

Exhibit 99.1

Tumor Treating Fields is a cancer therapy that uses electric fields tuned to specific frequencies to disrupt cell division, inhibiting tumor growth and causing cancer cells to die. Tumor Treating Fields does not stimulate or heat tissue and targets dividing cancer cells of a specific size. Tumor Treating Fields causes minimal damage to healthy cells. Mild to moderate skin irritation is the most common side effect reported. Tumor Treating Fields is approved in certain countries for the treatment of adults with glioblastoma and in the U.S. for mesothelioma, two of the most difficult cancer types to treat. The therapy shows promise in multiple solid tumor types – including some of the most aggressive forms of cancer.

Use of Tumor Treating Fields for the treatment of NSCLC is investigational only.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma and in the U.S. for the treatment of adult patients with malignant pleural mesothelioma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer, liver cancer and gastric cancer.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this annual report may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of

Exhibit 99.1

similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 27, 2020 and its Quarterly Report on Form 10-Q filed on April 30, 2020 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Media and Investor Contact:
Ashley Cordova
acordova@novocure.com
212-767-7558